Exhibit 99.02

Pazoo, Inc. Partner MA & Associates, LLC Secures Location In
Las Vegas And Forms DAP & Associates, LLC As A Wholly
Owned Subsidiary To Set Up And Operate A Medical
Marijuana Testing Facility For Reno, Nevada Market

Whippany, N.J., April 16, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) partner MA & Associates, LLC has formed a new wholly owned company DAP & Associates, LLC. DAP & Associates, LLC was formed specifically to setup up and operate a medical marijuana testing lab for the Reno, Nevada market while MA & Associates, LLC will service the Las Vegas market.

The DAP & Associates, LLC subsidiary will be run by the management team of MA & Associates, LLC. The location for the first testing lab has been secured by MA & Associates, LLC in the Las Vegas Area. All the final steps are being taken in order to obtain state and county approvals.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: April 16, 2014